Exhibit 10.13

EVERGREENBANK DEFERRED COMPENSATION PLAN

ARTICLE I

Purpose

This nonqualified Deferred Compensation Plan (the “Plan”) for eligible management or highly-compensated employees and Directors of EvergreenBank and EvergreenBancorp, Inc. (both of which are referred to hereinafter as the “Company”), is designed (1) to permit eligible management or highly-compensated employees of the Company to defer a portion of their Compensation earned in any calendar year, and (2) to permit Directors to defer all or a portion of their Director’s Fees that would otherwise be paid to them in a calendar year.

ARTICLE II

Definitions

2.1 Administrator. “Administrator” of the Plan means the Administrative Committee appointed by the Board.

2.2 Board. “Board” means each Company’s Board of Directors.

2.3 Committee. “Committee” means the Administrative Committee appointed by the Board.

2.4 Compensation. “Compensation” means, for purposes of this Plan, an Eligible Employee’s total salary or wages, bonuses and overtime from the Company, before any salary reduction contributions to the Company’s Internal Revenue Code Section 401(k) Plan and the Company’s Internal Revenue Code Section 125 flexible benefits plan, and the Company’s Code Section 132(f)(4) transportation fringe benefit plan, if any, but excluding Company contributions to any retirement plan, and payments by the Company (other than Section 125 contributions) on account of medical, disability and life insurance.

2.5 Director. “Director” means a member of the Board of Directors of a Company sponsoring this Plan.

2.6 Director’s Fees. “Director’s Fees” means any fees earned by a Director of a Company sponsoring this Plan.

2.7 Effective Date. The “Effective Date” of this amended and restated Plan is September 28, 2007, except with respect to the co-sponsorship of this Plan by EvergreenBancorp, Inc. as to its Eligible Employees, which shall be effective January 1, 2008. Prior to September 28, 2007, the Company co-sponsored the PEMCO Deferred Compensation Plan plan document and adopted the Internal Revenue Code Section 409A amendments to that plan document as of January 1, 2005. The Plan was originally adopted effective January 1, 1999. This Plan document supersedes any previously adopted Plan document or amendment and is intended to comply with Internal Revenue Code Section 409A and applicable IRS and Treasury guidance and regulations.

2.8 Eligible Employee. “Eligible Employee” means an employee who is selected by the Committee from among the group of management or highly compensated employees of the Company.

2.9 Participant. “Participant” means any Eligible Employee or a Director of a Company sponsoring this Plan.

2.10 Plan. “Plan” means the EvergreenBank Deferred Compensation Plan as contained in this document, and as amended from time to time, plus any administrative rules or regulations adopted by the Committee.

2.11 Plan Year. “Plan Year” means the calendar year.

ARTICLE III

Deferred Compensation

3.1 Deferral Election.

a. Executives. Annually on or before December 31, an Eligible Employee may irrevocably elect in writing on a form provided by the Company to defer an amount of his or her Compensation for the following Plan Year which does not exceed 20% of his or her Compensation for that year. Such an election shall continue to apply for subsequent Plan Years unless it is changed by the Participant. Any change of election with respect to future years’ Compensation must be filed with the Company prior to the end of the Plan Year preceding the Plan Year in which the change is to take effect. An Eligible Employee may continue to make deferral elections pursuant to the terms of this Plan after the specified date on which he or she previously elected that payments commence, if the Eligible Employee’s form of payment election under Articles III and IV is a number of installment payments, and those installment payments have not yet ended. In that case, the Eligible Employee’s continued deferrals shall be paid in the number of remaining installment payments when the Eligible Employee’s remaining installment payments are scheduled to be paid.

Notwithstanding the previous paragraph, a new Eligible Employee who first becomes eligible to participate in the Plan on a date after January 1 may irrevocably elect to defer an amount which does not exceed 20% of his or her Compensation for services to be performed subsequent to his or her deferral election in the remainder of the initial Plan Year of eligibility. That election must be made in writing within thirty (30) days after the Eligible Employee becomes eligible to participate in this Plan, and shall be irrevocable as to any Compensation for services to be performed subsequent to his or her deferral election in the remainder of that Plan Year.

b. Directors. Annually on or before December 31, a Director who is a Participant in this Plan may irrevocably elect in writing on a form provided by the Company to defer an amount equal to all or a portion of his or her Director’s Fees that would otherwise be paid in the following Plan Year. Such an election shall continue to apply for subsequent Plan Years unless it is changed by the Participant. Any change of election with respect to future years’ Director’s Fees must be filed with the Company prior to the end of the Plan Year preceding the Plan Year in which the change is to take effect. A Director may continue to make deferral elections pursuant to the terms of this Plan after the specified date on which he or she previously elected that payments commence, if the Director’s form of payment election under Articles III and IV is a number of installment payments, and those installment payments have not yet ended. In that case, the Director’s continued deferrals shall be paid in the number of remaining installment payments when the Director’s remaining installment payments are scheduled to be paid.

Notwithstanding the previous paragraph, a new Director who first becomes eligible to participate in the Plan on a date other than January 1 of the Plan Year may elect to defer receipt of all or a portion of his or her Director’s Fees for services to be performed subsequent to his or her deferral election and during the remainder of the initial Plan Year of eligibility. That election must be made in writing within thirty (30) days after the Director becomes a Director eligible to participate in this Plan, and shall be irrevocable as to any Director’s Fees for services to be performed subsequent to his or her deferral election in the remainder of the Plan Year.

3.2 Initial Election As To Time and Form of Payment. A Participant’s initial written deferral election must also include the Participant’s initial written election of the time and form of payment of his or her Plan benefits, adjusted to reflect the applicable investment earnings or losses on such deferrals, as described in Article IV below.

3.3 December 31, 2008 Election Deadline. Notwithstanding any provision of this Plan to the contrary, an individual who is an Eligible Employee or a Director may make his or her initial election as to the time and form of payment of his or her Plan benefits that were deferred for Plan Years prior to 2009 and that were not otherwise payable by the Plan to the Participant in the Plan Years prior to or in which that election was made, if those initial time and form of payment elections are made by December 31, 2008.

ARTICLE IV

Form and Time of Benefit Payment

4.1 Initial Election of Form and Time of Payment.

a. Executives. The Plan benefits of a Participant who is an Eligible Employee shall be 100% vested and nonforfeitable at all times. A Participant who is an Eligible Employee (or if that Participant dies before payments commence, that deceased Participant’s beneficiary) shall commence to receive a distribution of his or her Plan benefits, adjusted to reflect the applicable investment earnings or losses on such deferrals, upon the occurrence of the earliest of (1) a future date specified by the Participant in his or her initial election to defer Compensation, (2) the Participant’s death, (3) the Participant’s Permanent Disability as defined in Paragraph 9.7, (4) the Participant’s retirement on or after age 65, or (5) the Participant’s termination of employment.

b. Directors. The Plan benefits of a Participant who is a Director shall be 100% vested and nonforfeitable at all times. A Participant who is a Director (or if that Participant dies before payments commence, that deceased Participant’s beneficiary) shall commence to receive a distribution of his or her Plan benefits, adjusted to reflect the applicable investment earnings or losses on such deferrals, upon the occurrence of the earliest of (1) a future date specified by the Participant in his or her initial election to defer Director’s Fees, (2) the Participant’s death, or (3) the date the Participant ceases to be a Director.

c. Election of Form of Payment. At the time the Participant’s initial deferral election is made, the Participant must also elect in writing to receive the Participant’s Plan benefits in the form of:

a. a single lump sum payment, or

b. installment payments for a period of up to ten (10) years.

4.2 Election to Change Form of Payment. A Participant who initially elects a form of payment of his or her Plan benefits may later elect to change the form of payment the Participant previously elected for those Plan benefits to another form of permitted payment (for example, from a lump sum to installments payable over a period of up to 10 years, or vice versa), as long as (1) that new election is made at least 12 months prior to the earlier of (a) the specified payment date previously elected by the Participant for payment of those Plan benefits, or (b) the date the Participant retires or terminates employment (in the case of an Eligible Employee) or ceases to be a Director (in the case of a Director), (2) the distribution date is changed to a date at least five years after the earlier of (a) the applicable specified date previously elected by the Participant for payment of those Plan benefits or (b) the date the Participant retired or terminated employment (in the case of an Eligible Employee) or ceased to be a Director (in the case of a Director), and (3) the election change does not take effect for at least 12 months after it is made in writing and delivered to the Plan Administrator.

4.3 Election to Change Time of Payment.

a. Executives. A Participant who is an Eligible Employee and who initially elects the time of payment of his or her Plan benefits may later elect to change the time of payment the Participant previously elected for those Plan benefits to the earliest of a new future date specified by the Participant, the Participant’s death or Permanent Disability, or the date the Participant retires or terminates employment, as long as (1) that new election is made at least 12 months prior to the earlier of (a) the specified payment date previously elected by the

Participant for payment of those Plan benefits or (b) the date the Participant retires or terminates employment, (2) the distribution date is changed to a date at least five years after the earlier of (a) the applicable specified date previously elected by the Participant for payment of those Plan benefits or (b) the date the Participant retired or terminated employment, and (3) the election change does not take effect for at least 12 months after it is made in writing and delivered to the Plan Administrator.

b. Directors. A Participant who is a Director and who initially elects the time of payment of his or her Plan benefits may later elect to change the time of payment the Participant previously elected for those Plan benefits to the earliest of a new future date specified by the Participant, the Participant’s death, or the date the Participant ceases to be a Director, as long as (1) that new election is made at least 12 months prior to the earlier of the specified payment date previously elected by the Participant for payment of those Plan benefits or the date the Participant ceases to be a Director, (2) the distribution date is changed to a date at least five years after the earlier of the applicable specified date previously elected by the Participant for payment of those Plan benefits or the date the Participant ceased to be a Director, and (3) the election change does not take effect for at least 12 months after it is made in writing and delivered to the Plan Administrator.

4.4 Eligible Employee’s Death or Permanent Disability. The five year deferral in the payment date does not apply in the case of the death or Permanent Disability of an Eligible Employee who is a Participant. Payment will commence at the time of the Participant’s death or Permanent Disability if payment of the Participant’s Plan benefits has not begun at the time of the Participant’s death or Permanent Disability. Notwithstanding the foregoing, if a Participant is receiving installment payments and dies before all installments have been paid, the Participant’s beneficiary shall be paid the Participant’s remaining installment payments.

4.5 Director’s Death. The five year deferral in the payment date does not apply in the case of the death of a Participant who is a Director. Payment will commence at the time of the Participant’s death if payment of the Participant’s Plan benefits has not begun at the time the Participant dies. Notwithstanding the foregoing, if a Participant is receiving installment payments and dies before all installments have been paid, the Participant’s beneficiary shall be paid the Participant’s remaining installment payments.

4.6 No Initial Election of Form of Payment. If a Participant makes no initial election of the form of payment of his or her Plan benefits, then the Participant’s benefits, adjusted to reflect investment earnings and losses, shall be paid in a lump sum at the time payable under this Plan.

4.7 Payment Commencement Date. Payments from the Plan shall commence no later than 60 days following the applicable distribution date as provided in this Article IV, and a Participant shall not be permitted, directly or indirectly, to designate the tax year of any payment.

ARTICLE V

Investment of Deferrals

A Participant’s deferrals under the Plan shall be held in trust by a Trustee, pursuant to a Trust Agreement between the Company and the Trustee, and incorporated herein by this reference. The Committee shall select the investment alternatives to be provided by the Plan, which shall be a number of mutual funds of one or more registered investment companies. The Trustee shall invest and reinvest the Plan contributions in shares of one or more registered investment companies authorized by the Committee. The Committee shall direct the Trustee to invest the amounts in each Participant’s account in the trust among the available investment alternatives offered by the investment company or companies. The Committee may permit the Participants to select among the available investment alternatives and the Committee may direct the Trustee in accordance with the Participants’ selections. The Trustee or third party recordkeeper shall provide Participants with periodic reports on the earnings or losses on the Participant’s deferrals. Any earnings on deferrals shall be distributed to the Participant at the same time and in the same manner as the deferrals are paid. While the Company believes that the assets will appreciate in value, there are no guarantees in this regard and the investment risk is borne solely by the Participant. A Participant’s deferrals and earnings credited thereon prior to the time the grantor trust is established shall be contributed to the grantor trust and invested thereafter in accordance with this Article V.

ARTICLE VI

Beneficiaries

6.1 Designation. Any amount due to a Participant which is unpaid upon his or her death shall be paid to the beneficiary designated by him or her on a form provided by the Company and filed with the Company. The designated beneficiary may be changed from time to time by filing a new beneficiary designation with the Company. The designation last filed will control.

6.2 Failure to Designate a Beneficiary. If a Participant fails to designate a beneficiary or if the person or persons designated on the beneficiary designation predecease the Participant and the beneficiary designation form does not indicate who receives the amount due, the amount owing shall be paid to the following in the order named:

a.	Surviving spouse;

b.	Surviving descendants, per stirpes;

c.	Surviving parents in equal shares;

d.	Surviving brothers and sisters, in equal shares, provided that the share of a sibling who is then deceased shall be paid to his or her then living descendants, per stirpes; and

e.	Executors or administrators.

6.3 Payment to a Beneficiary. Payment of a Participant’s Plan benefits to the beneficiary of a deceased Participant shall be made in accordance with Article IV.

ARTICLE VII

Administration

The Committee is the Administrator of this Plan. The construction and interpretation by the Committee of any provision of this Plan shall be final, conclusive and binding upon all parties. The Committee shall have the power and authority in its sole discretion to adopt, interpret, alter, amend or revoke rules and regulations necessary to assist it in the administration of the Plan, and to delegate ministerial duties and employ such outside professionals as may be required for prudent administration of the Plan. Expenses of administration of the Plan shall be borne by the Company and no part thereof shall be payable directly by the Participants. Expenses incurred in the acquisition of investments, such as commissions, may not be payable by the Company, but may reduce the Participant’s account balance.

With respect to Eligible Employees, Social Security (“FICA”) taxes are due on the Participant’s deferrals at the time of deferral. The Company shall withhold applicable FICA taxes at the appropriate times from the Participant’s non-deferred compensation. All amounts payable to a Participant who is or was an Eligible Employee hereunder may be reduced by any federal and state income taxes imposed upon that Participant or his or her beneficiary, which are required to be withheld from such payments.

With respect to Directors, a Director shall pay applicable income taxes and self-employment taxes due on Plan benefits at the time those benefits are paid to the Director.

ARTICLE VIII

Amendment and Termination

8.1 Amendment. The Board of Directors of EvergreenBank and the Board of Directors of EvergreenBancorp, Inc. shall have the right to amend the Plan at any time and from time to time, in whole or in part. Those Boards shall notify each Participant in writing of any Plan amendment.

8.2 Termination. Although the Company has established this Plan with a bona fide intention and expectation to maintain the Plan indefinitely, the Company may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon Plan termination, all deferrals shall cease. No amendment or Plan termination shall adversely affect the rights of any Participant to his or her deferrals under the Plan which have accrued prior to the date of such amendment or Plan termination, adjusted to reflect the applicable investment earnings and losses on such deferrals. If the Plan is terminated, Participants’ past deferrals, adjusted to reflect the applicable investment earnings and losses as described in Article V, shall be paid at the time and in the form described above in Articles III and IV.

ARTICLE IX

Miscellaneous

9.1 Representations. The Company does not represent or guarantee that any particular federal or state income, payroll, or personal property or other tax consequence will result from participation in the Plan. A Participant should consult with his or her tax advisor to determine the tax consequences of his or her participation.

9.2 Limitation of Rights; Employment Relationship. Nothing contained herein shall be construed as giving a Participant or other person any legal or equitable right against the Company except as provided in the Plan, or create a right in the Participant to remain under contract with the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

9.3 Assignment. No amounts deferred hereunder shall be assignable in whole or in part, either by voluntary or involuntary act or operation of law. Rights hereunder are not subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, and such rights may not be subject to the debts, contracts, liabilities, engagements or torts of the Participant or his or her beneficiary. All amounts deferred hereunder shall be contributed to a grantor trust established by the Company. The assets of such trust shall remain subject to the claims of the Company’s general creditors. No Participant hereunder shall have any right other than the unsecured promise of the Company to pay deferrals pursuant to this Plan at a future date. No Participant hereunder shall have any voice in the use, disposition, or investment of the assets of such trust, except as provided in Article V.

9.4 Funding. This Plan shall be unfunded. The benefits provided hereunder shall be satisfied from a grantor trust established by the Company which conforms to the model trust provided by the Internal Revenue Service in Revenue Procedure 92-64.

9.5 Severability. If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

9.6 Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of Washington. Venue shall also be in the State of Washington.

9.7 Definition of Permanent Disability. With respect to Eligible Employees, “Permanent Disability,” for purposes of this Plan, means that the Eligible Employee (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company employing the Participant.

ARTICLE X

Claims Procedure

If a Participant disagrees with the information or computations in connection with any benefits paid pursuant to Article IV, or the Plan Administrator fails to make payments to which the Participant believes he or she is entitled under the terms of this Plan, the Participant may make a claim to the Plan Administrator. A claim must be in the form of a letter stating the basis of the disagreement and include all relevant facts and information. The Participant shall be advised of the acceptance or rejection of a claim within ninety (90) days after the claim is received, unless special circumstances require an extension of time for processing the claim. If the Plan Administrator requires an extension, written notice of the extension stating the special circumstances requiring the extension of time and the date by which the Plan Administrator will make a final decision shall be furnished to the Participant prior to the end of the initial ninety (90) day period. The extension may not exceed an additional period of ninety (90) days.

If the claim is denied, the Plan Administrator shall state in detail:

1.	the specific reasons for the denial;

2.	the specific Plan provisions upon which the denial is based;

3.	any additional material or information which the Participant may provide which would entitle the Participant to the benefits claimed; and

4.	an explanation of why such material or information is necessary.

The notice of denial must also explain the steps to be taken if the Participant or a beneficiary wishes to submit a claim for review. If notice of denial of the initial claim is not furnished within the time period allowed above, the claim shall be deemed denied and the Participant may proceed to request a review of the denied claim.

A claim for review by the Plan Administrator must be submitted within sixty (60) days after the date the initial claim is denied. A request for review of a denied claim must include a statement of the reasons the claim should be allowed. The Participant or an authorized representative may examine any documents the Plan Administrator has in its files and will use in reaching a decision, and may also submit additional written comments to the Plan Administrator which support the claim.

The Plan Administrator shall advise the Participant or beneficiary of its decision in writing within sixty (60) days following receipt of the request for review, unless special circumstances require an extension of time for processing. If the Plan Administrator requires an extension, written notice of the extension stating the special circumstances requiring the extension of time and the date by which the Plan Administrator will make a final decision shall be furnished to the Participant prior to the end of the initial sixty (60) day period. The extension may not exceed an additional period of ninety (90) days.

The Plan Administrator’s decision on review shall be in writing and include specific reasons for the decision, as well as specific references to the Plan provisions upon which the decision is based. The decision of the Plan Administrator is final and subject to no further appeal or review.

ARTICLE XI

Spinoff and Transfer from PEMCO Deferred Compensation Plan

As of September 28, 2007, EvergreenBank and EvergreenBancorp, Inc. shall no longer co-sponsor the plan document of the PEMCO Deferred Compensation Plan and shall continue their deferred compensation plan as this separate amended and restated EvergreenBank Deferred Compensation Plan (the “Plan”). Effective as of September 28, 2007, the Trustee of the rabbi trust for the PEMCO Deferred Compensation Plan shall directly transfer from that trust to the Trustee of the this Plan the Plan benefits attributable to Plan Participants as of such date, who were employed by EvergreenBank or who were Directors of EvergreenBank or Evergreen Bancorp, Inc. on that date or who have terminated employment with EvergreenBank or ended their appointment as a Director with EvergreenBank or EvergreenBancorp, Inc. and whose Plan benefits have not been fully paid from the PEMCO Deferred Compensation Plan as of September 27, 2007. The provisions of this Plan shall initially mirror the provisions of the PEMCO Deferred Compensation Plan with respect to the benefits transferred to that plan on behalf of executives of EvergreenBank and Directors of EvergreenBank and EvergreenBancorp, Inc.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by its duly authorized representatives this 31 day of December, 2007.

EVERGREENBANK

By	/s/ Gerald O. Hatler
Its	Gerald Hatler, President and CEO

EVERGREENBANCORP, INC.

By	/s/ Gerald O. Hatler
Its	Gerald Hatler, President and CEO

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